Exhibit 99.2

MAGICJACK ANNOUNCES THE CLOSING OF THE BROADSMART ACQUISITION

West Palm Beach, Fla. and Netanya, Israel, March 17, 2016 – magicJack VocalTec Ltd. (Nasdaq: CALL), a leading VoIP cloud-based communications company, today announced that it has closed the acquisition of substantially all of the assets of North American Telecommunications Corporation d/b/a Broadsmart, a leading hosted UCaaS provider for medium-to-large multi-location enterprise customers. The purchase price of $40 million, consisted of $38 million in cash and $2 million in ordinary shares of magicJack.

“With the successful close of this transaction, magicJack has now diversified its operations into UCaaS with one of the fastest growing and most profitable businesses in the industry.” said Gerald Vento, President and CEO of magicJack VocalTec, Ltd.  “This acquisition positions us to compete long-term in this category by utilizing the Broadsmart business and our strong balance sheet to target medium and large enterprise customers.”

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding our competitive position and our ability to target medium and large enterprise customers as a result of the acquisition of the Broadsmart assets, are forward-looking statements. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors include, among other things: the risk that Broadsmart’s assets will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected, the risk that the expected increased revenues and EBITDA may not be fully realized or may take longer to realize than expected, disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers, the focus of management on acquisition-related issues, the risk that opportunities for Broadsmart to realize synergies may not be fully realized or may take longer to realize than expected; changes to our business resulting from increased competition; changes in general economic, business, political and regulatory conditions; availability and costs associated with the Broadsmart business and with operating our network and our ability to control costs; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies; the degree of legal protection afforded to the Broadsmart assets and our products; changes in the composition or restructuring of us or our subsidiaries; and the various other factors discussed in the "Risk Factors" section of our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About magicJack VocalTec Ltd.

magicJack VocalTec Ltd. (Nasdaq: CALL), the inventor of magicJack and a pioneer in Voice over IP (VoIP) technology and services, is a leading cloud communications company. With its easy-to-use, low cost solution for telecommunications, the Company has sold more than 11 million award-winning magicJack devices, now in its fifth generation, has millions of downloads of its free calling app, and holds more than 30 technology patents. magicJack is the largest-reaching CLEC (Competitive Local Exchange Carrier) in the United States in terms of area codes available and number of states in which it is certified.

Contact:

Seth Potter
Investor Relations
561-749-2255
ir@vocaltec.com